TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), dated as of June 1, 2006, is by and among Wells Fargo Bank, N.A. (the “Master Servicer”), UBS Real Estate Securities Inc. (the “Seller”) and Cenlar FSB (the “Servicer”).

RECITALS

WHEREAS, the Servicer is currently servicing the Subject Mortgage Loans for the benefit of MASTR Asset Securitization Trust 2006-2 (collectively, the “Subject Trust”) pursuant to the Servicing Agreement dated as of January 1, 2006 (the “Servicing Agreement”) by and between the Master Servicer, as master servicer, the Seller as seller and the Servicer, as servicer;

WHEREAS, Section 8.02 of the Servicing Agreement provides that the Servicing Agreement may be terminated by mutual consent of the Servicer and the Master Servicer in writing, provided such termination is also acceptable to the applicable Rating Agency or Rating Agencies;

WHEREAS, the Servicer and the Master Servicer mutually desire to terminate the Servicing Agreement with respect to the Subject Mortgage Loans;

WHEREAS, the Rating Agencies have stated that the termination of the Servicing Agreement with respect to the Subject Mortgage Loans is acceptable to them;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

Section 1.

Defined Terms.  All capitalized terms used in this Agreement that are not defined herein are used with the meanings given to such terms in the Servicing Agreement.  In addition, the following terms shall have the meanings specified below when used in this Agreement:

“Termination Effective Date” shall mean June 1, 2006.

“Subject Mortgage Loan” means a Mortgage Loan listed on Exhibit A to this Agreement.

Section 2.

Termination.  The Master Servicer and Servicer hereby agree, by mutual consent, to terminate the Servicing Agreement, with respect to the Subject Mortgage Loans, effective as of the Termination Effective Date.

Section 3.

Costs.  Each party will pay all costs and expenses incurred by it in connection with the negotiation and execution and delivery of this Agreement, including, without, limitation the fees, costs and expenses of its counsel.

Section 4.

Governing law.  This instrument shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of laws provisions (other than Section 5-1401 of the New York General Obligations Law), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 5.

Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall constitute but one and the same instrument.

Section 6.

Amendments. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

Section 7.

Effectiveness.  This Agreement shall become effective on the Termination Effective Date after it has been duly executed and delivered by the parties hereto.  This Agreement shall bind and inure to the benefit of the successors and assigns of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the day and year first above written.

WELLS FARGO BANK, N.A. Master Servicer By: __/s/ John Sadowski_______ Its: Vice President
UBS REAL ESTATE SECURITIES INC., Seller By: /s/ Peter Slagowitz Its: Managing Director By: /s/ Sameer Tikoo Its: Associate Director
CENLAR FSB Servicer By: __/s/ Gregory S. Tornquist_____ Its: President and Chief Operating Officer

[Signature Page to Termination Agreement]

Exhibit A

Mortgage Loans